UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 13, 2012

XODTEC LED, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

P.O. Box 172
Bahama, NC 27503

  (Address of Principal Executive Offices)

(267) 350-6511

  (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Phone: (646) 895-7152
Fax: (212) 370-7889
E-mail: alevitsky@egsllp.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 13, 2012, we entered into an agreement with Hui-Yun Lo, a director, pursuant to which we transferred to Ms. Lo all of our equity interest in Xodtec Technology Co., Ltd. and our 35% interest in Radiant Sun Development S.A. in exchange for the cancellation by Ms. Lo of debt from us to her in the amount of $100,000.  This transfer resulted from a decision that it is not in our best interest to continue to be engaged in the LED lighting products business as a result of our decreasing revenue, continued losses and inability to raise capital for our business.  The transfer was approved by our board of directors and stockholders. Stockholder approval was given by the written consent dated July 13, 2012 of Mr. Su and Ms. Lo, who, together, hold approximately 54% of our outstanding common stock.

As a result of the transactions described under Item 5.01, we plan to focus on providing an internet based security system to companies that would like to replace security guards with video cameras that are monitored 24/7.  We would seek to integrate hardware and software to provide a seamless solution.  The 24/7 monitoring would be designed to help prevent crimes and property damage by the constant monitoring.

The marketplace is currently dominated by two types of security solutions.  The first is security guards.  Regardless of whether the security guards are employees or hired through a outside firm there are distinct limitations.  Using security guards on a 24/7 basis can be fairly expensive.  Security guards only “see” a small portion of the area that they are to be protecting at any one time.  The quality of the security guards can be uncertain since many of these guards are minimum wage employees.  The second type of security solution is static video cameras.  Since most of these systems record events and are then reviewed after an incident, they do not help to prevent a crime.

We intend to take the best of these solutions.  We plan to monitor the video cameras in a cost effective manner, using a tech hub designed so that a few highly trained security officials can monitor many video cameras.  Our goal is to get the police involved before and during a crime instead of providing information after an event has taken place.  However, we are in the start-up phase, and we have not yet generated any revenue from this business, and we cannot assure you that we will be successful in this business.

On July 18, 2012, Morgan Stanley Smith Barney Custodian fbo Terry Butler Roth IRA (“Butler Roth IRA”) and the Company entered into a loan agreement pursuant to which the Butler Roth IRA agreed to lend us up to $150,000, for which we would issue our 6% demand promissory note in the principal amount of $150,000.  The $150,000 is scheduled to be advanced not later than July 20, 2012.

Item 5.01	Changes in Control of Registrant

Pursuant to agreements dated July 13, 2012 between the Butler Roth IRA and each of Yao-Ting Su and Hui-Yun Lo, on July 14, 2012, the Butler IRA acquired, for nominal consideration, 24,988,621 shares of common stock from Ms. Lo and 19,401,160 shares of common stock from Mr. Su, as well as all notes from us to Ms. Lo and Mr. Su through the date of the transfer (other than $100,000 principal amount of notes held by Ms. Lo which were cancelled in connection with her acquisition of the stock of Xodtec Technology Co., Ltd. and the 35% interest in Radiant Sun Development S.A.).  As of February 29, 2012, the principal amount of such debt amounted to $304,392 to Mr. Su and $438,630.  Our debt to Mr. Su and Ms. Lo increased since February 29, 2012.  The exact amount of debt is in the process of being determined.

As a result of the transfer of shares to the Butler Roth IRA, the Butler Roth IRA acquired 44,389,781 shares of common stock, constituting 54.3% of the outstanding common stock.  Terry Butler has the right to vote and dispose of the shares owned by the Butler Roth IRA.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

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On July 13, 2012, the board of directors elected Terry Butler as a director.  For more than the past five years Mr. Butler has been a private investor.

On July 14, 2012, Yao-Ting Su, our chief executive and financial officer and a director, and Hui-Yun Lo, a director, resigned as officers and directors.  Their resignations did not result from any dispute with the Company.

On July 14, 2012, Mr. Butler was elected as our chief executive officer, chief financial officer and secretary.  Our secretary is not an executive officer.  Mr. Butler does not have an employment agreement with us.

Item 5.07	Submission of Matters to a Vote of Security Holders

Stockholder approval for the transfer of stock in Xodtec Technology Co., Ltd. and the 35% interest in Radiant Sun Development S.A. was given by the written consent dated July 13, 2012 of Mr. Su and Ms. Lo, who, together, held 54.3% of our outstanding common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1	Agreement dated July 13, 2012, between the Butler Roth IRA and Yao-Ting Su
99.2	Agreement dated July 13, 2012, between the Butler Roth IRA and Hui-Yun Lo
99.3	Agreement dated July 13, 2012, between the Company and Hui-Yun Lo
99.4	Loan Agreement dated July 18, 2012, between the Company and the Butler Roth IRA
99.5	Note from the Company to the Butler Roth IRA

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2012	Xodtec LED, Inc.

By:	/s/ Terry Butler
Terry Butler
Chief Executive Officer

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